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                                       FORM OF

                           DRESDNER RCM GLOBAL FUNDS, INC.
                                  DISTRIBUTION PLAN

                                     INTRODUCTION

     The Board of Directors (the "Board") of Dresdner RCM Global Funds, Inc., a Maryland Corporation (the "Company"), has approved the adoption of the Distribution Plan (the "Plan") set forth below with respect to the distribution of the N Class shares of capital stock (the "Shares") for the portfolios listed on the attached Schedule A (each a "Fund" and, collectively, the "Funds"). This Plan is designed to conform to the requirements of Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act").

     The Company, on behalf of the Funds, has entered into a distribution agreement pursuant to which the Company will employ Funds Distributor, Inc. (the "Distributor") to distribute shares of the Funds. Under this Plan, the Company, on behalf of the Funds, intends to reimburse the Distributor for expenses incurred, and services and facilities provided, by the Distributor in distributing Shares of the Funds.
                                       THE PLAN

     The material aspects of the Plan are as follows:

     SECTION 1. Each Fund will pay the Distributor for: (a) expenses incurred in connection with advertising and marketing of the Fund's Shares, including but not limited to any advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct dial mail solicitations; (b) periodic payments of fees for distribution assistance made to one or more securities dealers, or other industry professionals, such as investment advisers, accountants, estate planning firms and the Distributor itself (collectively "Service Organizations") in respect of the average daily value of the Fund's Shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship, and (c) expenses incurred in preparing, printing and distributing the Fund's prospectuses and statement of additional information (except those used for regulatory purposes or for distribution to existing shareholders of the Fund).

     SECTION 2. While this Plan is in effect, the Distributor will be reimbursed by each Fund, on behalf of its applicable class, for such distribution expenses that are incurred, and services and facilities that are provided, in connection with Shares of each Fund on a monthly basis, in an amount up to the annual rate of such class's average daily net assets during such month as described in Schedule A. These monthly payments to the Distributor will be made in accordance with and subject to the conditions set forth below. For the purposes of determining the amounts payable under the Plan, the value of a Fund's and its respective class's net assets shall be computed in the manner specified in the Fund's prospectus and statement of additional information as then in effect for the computation of the value of the Fund's net assets.

     The distribution fees payable to the Distributor are designed to reimburse the Distributor for the expenses it incurs and services it renders in distributing shares of the Funds. If in any year the Distributor's expenses incurred in connection with the distribution of Shares of a Fund exceed the distribution fees paid by the Fund, the Distributor will recover such excess only if this Plan continues to be in effect with respectto the Fund in some later year when the distribution fees exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Company is not obligated to repay any unreimbursed expenses for a Fund that may exist at such time, if any, as this Plan terminates or is not continued with respect to the Fund. No interest, carrying or finance charge will be imposed on any amounts carried forward.

     Payment made out of or charged against the assets of a particular Fund must be in payment for distribution expenses incurred on behalf of such Fund and which are described herein.


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     SECTION 3.     Payments by the Distributor to a Service Organization
described in this Plan shall be subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into a selling group agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive similar payments in respect of the distribution assistance provided with respect to such investor.

     SECTION 4. The Distributor shall provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purposes for which the amounts were expended.

     SECTION 5. This Plan shall become effective with respect to a Fund upon its adoption by the Board and, unless earlier terminated with respect to a Fund in accordance with its terms, the Plan shall continue automatically with respect to such Fund for successive annual periods provided such continuance is approved annually by a majority of the Board, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

     SECTION 6. This Plan may be amended at any time by the Board provided that (i) any amendment to increase materially the costs which shares of any Fund may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding shares of the respective Fund, and (ii) any material amendments of the terms of this Plan shall become effective only upon approval by a majority of the Board and a majority of the Disinterested Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan.

     SECTION 7. This Plan is terminable, as to any Fund, without penalty at any time by (i) vote of the majority of the Disinterested Directors, or (ii) vote of a majority of the outstanding shares of the Fund.

     SECTION 8.     The Board has adopted this Plan as of December __, 1998.

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                                      SCHEDULE A
                              DATED DECEMBER __, 1998 TO
                  DRESDNER RCM GLOBAL FUNDS, INC. DISTRIBUTION PLAN


Fund/Class                                            Distribution Fee
----------                                            ----------------
Dresdner RCM Tax Managed Growth Fund
     N Class                                               0.25%

Dresdner RCM Global Equity Fund
     N Class                                               0.25%

Dresdner RCM California Tax Exempt Bond Fund
     N Class                                               0.25%

Dresdner RCM Strategic Income Fund
     N Class                                               0.25%

Dresdner RCM Global Bond Fund
     N Class                                               0.25%

Dresdner RCM Intermediate Investment Grade Bond Fund
     N Class                                               0.25%